Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2017

MILWAUKEE—February 8, 2018 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 31 cents in the fourth quarter of 2017 compared to 70 cents in last year’s fourth quarter.  Revenue was $328.9 million in this year’s fourth quarter compared to $330.2 million in the comparable period last year.  Operating income was $47.4 million in the fourth quarter of 2017 and $43.3 million in last year’s fourth quarter. Foreign currency translation increased revenue by approximately 3%, operating income by approximately 2% and earnings per share by approximately 1% in the fourth quarter.

For the year ended December 31, 2017, earnings per share from continuing operations were $2.03 compared to $2.74 for the year ended December 31, 2016. Revenue was approximately $1.4 billion in both 2017 and 2016. Operating income was $167.8 million and $185.6 million for the years ended December 31, 2017 and 2016, respectively. Foreign currency translation did not have a significant impact on full year 2017 revenue, operating income or earnings per share.

The reported results include restructuring and other costs and the impact of the Tax Cuts and Jobs Act (“2017 Tax Legislation”), which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced operating income by $2.9 million ($4.7 million after-tax or 11 cents per share), in this year’s fourth quarter and $48.1 million ($42.5 million after-tax or 96 cents per share), for the full year of 2017. The impact of the 2017 Tax Legislation on net earnings was $18.4 million, or 42 cents per share, in both the current quarter and full year of 2017. In 2016, restructuring and other costs reduced operating income by $6.2 million ($4.2 million after-tax or 9 cents per share), in the fourth quarter, and $26.1 million ($21.1 million after-tax or 47 cents per share), for the full year of 2016.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2017 February 8, 2018	Page 2
The adjusted results, discussed below, eliminate the impact of restructuring and other costs, and the 2017 Tax Legislation, and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s adjusted earnings per share from continuing operations increased approximately 5% to 84 cents in this year’s fourth quarter, compared to 80 cents in the comparable period last year.  Fourth quarter adjusted operating income was $50.3 million, compared to $49.5 million reported in the fourth quarter of 2016. Foreign currency translation increased adjusted operating income by approximately 2% and adjusted earnings per share by approximately 1%.

For the year ended December 31, 2017, adjusted earnings per share from continuing operations were $3.42, an increase of approximately 6.5%, from last year’s result of $3.21. Adjusted operating income was $215.9 million for the full year of 2017 compared to $211.7 million in the comparable period last year. Foreign currency translation did not have a significant impact on either full year 2017 adjusted operating income or adjusted earnings per share.

Cash provided by operating activities was $69.4 million in the fourth quarter of 2017 compared to $71.9 million in the fourth quarter of 2016. The 2017 and 2016 cash flow results included proceeds of $20 million and $40 million, respectively, from accounts receivable securitization transactions. The Company repurchased 300,000 shares of its common stock in the fourth quarter of 2017 and approximately 1.1 million shares for the full year. Including dividend payments, the Company returned approximately $140 million to shareholders in 2017.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2017 February 8, 2018	Page 3
BUSINESS REVIEW

The Color Group reported revenue of $126.2 million in the quarter and $119.7 million in last year’s fourth quarter, an increase of 5.4%. Segment operating income increased 11.4% to $25.5 million in the quarter from $22.9 million in last year’s fourth quarter.  Foreign currency increased both revenue and operating income by approximately 3% in the quarter.  The Group’s higher profit was driven by continued strong results in Cosmetics and solid performances by the Food Color businesses in North America and Asia.

For the full year, the Color Group reported revenue of $526.4 million, an increase of 4.4% from $504.1 million reported in the comparable period last year. Segment operating income increased 7.2% to $113.4 million compared to $105.8 million reported in 2016. Foreign currency translation increased both revenue and operating income by approximately 1% in 2017.

The Flavors & Fragrances Group reported fourth quarter revenue of $178.5 million compared to $187.1 million reported in the comparable period last year.  Segment operating income was $24.1 million in the fourth quarter compared to $28.6 million reported in the fourth quarter of 2016. The Group’s lower results were primarily due to the carryover of higher than expected costs incurred at one site involved in restructuring. While the operational and sales backlog issues experienced at this site earlier in 2017 have been addressed, the costs involved were higher than expected and have reduced the Group’s fourth quarter results. Outside of this one site, the business performed well with good profit growth from the BioNutrients, European Sweet and European Savory businesses. Foreign currency translation increased revenue by approximately 2% in the quarter and had a minimal impact on operating income.  The impact of the two divestitures that occurred in the first quarter of this year, decreased revenue by approximately 4% in the quarter.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2017 February 8, 2018	Page 4
The Flavors & Fragrances Group reported revenue of $746.9 million and $795.8 million for the full years of 2017 and 2016, respectively. Segment operating income was $114.3 million in 2017 and $124.1 million in 2016. Foreign currency translation had a minimal impact on both revenue and operating income in 2017. The impact of the two divestitures that occurred in the first quarter of this year, decreased revenue by approximately 3% in 2017.

The Asia Pacific Group reported revenue of $31.9 million, an increase of 3.7% compared to $30.8 million reported in the comparable period last year. Segment operating income was $6.0 million and $6.1 million in the fourth quarters of 2017 and 2016, respectively. Foreign currency translation increased segment revenue and operating income by approximately 2% and 3%, respectively. For the full year of 2017 and 2016, revenue was $123.2 million and $121.2 million, respectively. Segment operating income was $20.8 million and $23.6 million in 2017 and 2016, respectively. Foreign currency translation increased both revenue and operating income by approximately 1% in 2017.

Corporate & Other, which includes the restructuring and other costs, reported operating costs of $8.2 million in the current quarter and $14.3 million in the fourth quarter of 2016. For the full year, the Corporate & Other segment, had operating costs of $80.7 million compared to $67.9 million in 2016. The higher Corporate & Other costs in 2017 are primarily attributable to higher restructuring and other costs, which principally relate to the non-cash losses from the divestitures of two businesses in the year.

“The Company delivered adjusted earnings per share growth of 6.5%, and the Color Group had a strong year,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “With our restructuring now complete, I am confident Sensient will deliver strong results in 2018, and I remain very optimistic about the Company’s future.”

2018 OUTLOOK

Sensient expects diluted earnings per share for 2018 to be between $3.70 and $3.90.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2017 February 8, 2018	Page 5
CONFERENCE CALL

The Company will host a conference call to discuss its 2017 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 9, 2018.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 6468858.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CST on February 9, 2018, through midnight on February 16, 2018, by calling (404) 537-3406 and referring to conference identification number 6468858.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

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Sensient Technologies Corporation Earnings Release – Quarter Ended December 31, 2017 February 8, 2018	Page 6
ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 7
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change

Revenue	$328,874	$330,244	-0.4%	$1,362,265	$1,383,210	-1.5%

Cost of products sold	216,289	217,657	-0.6%	886,775	907,783	-2.3%
Selling and administrative expenses	65,206	69,313	-5.9%	307,684	289,818	6.2%

Operating income	47,379	43,274	9.5%	167,806	185,609	-9.6%
Interest expense	4,909	4,303		19,383	18,324

Earnings before income taxes	42,470	38,971		148,423	167,285
Income taxes	29,049	7,621		58,823	44,372

Earnings from continuing operations	13,421	31,350		89,600	122,913
Gain from discontinued operations, net of tax	-	-		-	3,343
Net earnings	$13,421	$31,350	-57.2%	$89,600	$126,256	-29.0%

Earnings per share of common stock:
Basic:
Continuing operations	$0.31	$0.71		$2.05	$2.76
Discontinued operations	-	-		-	0.08
Earnings per share of common stock	$0.31	$0.71		$2.05	$2.84

Diluted:
Continuing operations	$0.31	$0.70		$2.03	$2.74
Discontinued operations	-	-		-	0.07
Earnings per share of common stock	$0.31	$0.70		$2.03	$2.82

Average common shares outstanding:
Basic	43,285	44,284		43,780	44,523

Diluted	43,509	44,611		44,031	44,843

Reconciliation of Non-GAAP Amounts

The Company's results from continuing operations for the three and twelve months ended December 31, 2017, include pre-tax restructuring and other costs of $2.9 million ($4.7 million after-tax or $0.11 per share) and $48.1 million ($42.5 million after-tax or $0.96 per share), respectively.  The Company's results from continuing operations for the three and twelve months ended December 31, 2016, include pre-tax restructuring and other costs of $6.2 million ($4.2 million after-tax or $0.09 per share) and $26.1 million ($21.1 million after-tax or $0.47 per share), respectively. The restructuring costs relate to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 and 2016 relate to the now completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France.  In addition, the Company's fourth quarter and 2017 results include a provisional estimate of $18.4 million of tax expense ($0.42 per share) related to the Tax Cuts and Jobs Act ("2017 Tax Legislation").

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Operating income from continuing operations (GAAP)	$47,379	$43,274	9.5%	$167,806	$185,609	-9.6%
Restructuring - Cost of products sold	(526)	1,255		2,889	2,065
Restructuring - Selling and administrative	3,415	3,898		33,627	12,486
Other - Selling and administrative	-	1,052		11,555	11,535
Adjusted operating income	$50,268	$49,479	1.6%	$215,877	$211,695	2.0%

Net earnings from continuing operations (GAAP)	$13,421	$31,350	-57.2%	$89,600	$122,913	-27.1%
Restructuring and other, before tax	2,889	6,205		48,071	26,086
Tax impact of restructuring and other	1,822	(2,000)		(5,602)	(4,999)
Impact of the 2017 Tax Legislation	18,446	-		18,446	-
Adjusted net earnings	$36,578	$35,555	2.9%	$150,515	$144,000	4.5%

Diluted EPS from continuing operations (GAAP)	$0.31	$0.70	-55.7%	$2.03	$2.74	-25.9%
Restructuring and other, net of tax	0.11	0.09		0.96	0.47
2017 Tax Legislation	0.42	-		0.42	-
Adjusted diluted EPS	$0.84	$0.80	5.0%	$3.42	$3.21	6.5%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)
Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,

Revenue	2017	2016	% Change	2017	2016	% Change

Flavors & Fragrances	$178,520	$187,064	-4.6%	$746,943	$795,811	-6.1%
Color	126,180	119,716	5.4%	526,363	504,131	4.4%
Asia Pacific	31,904	30,773	3.7%	123,193	121,196	1.6%
Intersegment elimination	(7,730)	(7,309)		(34,234)	(37,928)

Consolidated	$328,874	$330,244	-0.4%	$1,362,265	$1,383,210	-1.5%

Operating Income

Flavors & Fragrances	$24,065	$28,565	-15.8%	$114,343	$124,059	-7.8%
Color	25,468	22,867	11.4%	113,381	105,814	7.2%
Asia Pacific	6,022	6,103	-1.3%	20,772	23,603	-12.0%
Corporate & Other	(8,176)	(14,261)		(80,690)	(67,867)

Consolidated	$47,379	$43,274	9.5%	$167,806	$185,609	-9.6%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments. Beginning in the first quarter of 2017, the results of operations for certain of the cosmetic and fragrance businesses in the Asia Pacific segment, are now reported in the Color segment and Flavors & Fragrances segment, respectively. The results for 2016 have been restated to reflect these changes. The 2017 and 2016 restructuring and other costs related to continuing operations are reported in Corporate & Other.

Consolidated Condensed Balance Sheets December 31,	2017	2016

Cash and cash equivalents	$29,344	$25,865
Trade accounts receivable, net	195,439	194,509
Inventories	463,517	404,320
Other current assets	45,175	92,367
Total Current Assets	733,475	717,061

Goodwill & intangible assets (net)	416,206	391,694
Property, plant, and equipment (net)	498,523	476,523
Other assets	76,136	82,582

Total Assets	$1,724,340	$1,667,860

Trade accounts payable	$109,780	$92,450
Short-term debt	20,130	20,578
Other current liabilities	86,413	100,647
Total Current Liabilities	216,323	213,675

Long-term debt	604,159	582,780
Accrued employee and retiree benefits	19,294	19,911
Other liabilities	32,263	15,753
Shareholders' Equity	852,301	835,741

Total Liabilities and Shareholders' Equity	$1,724,340	$1,667,860

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Sensient Technologies Corporation	Page 9
(In thousands, except per share amounts)
Consolidated Statements of Cash Flows Three Months Ended December 31,	2017	2016

Cash flows from operating activities:
Net earnings	$13,421	$31,350
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	11,892	11,843
Stock-based compensation	(441)	966
Net loss on assets	1,181	1,862
Deferred income taxes	26,501	1,974
Changes in operating assets and liabilities	16,830	23,889

Net cash provided by operating activities	69,384	71,884

Cash flows from investing activities:
Acquisition of property, plant and equipment	(23,519)	(23,212)
Proceeds from sale of assets	5,041	2,657
Other investing activity	(77)	(159)

Net cash used in investing activities	(18,555)	(20,714)

Cash flows from financing activities:
Proceeds from additional borrowings	42,787	59,192
Debt payments	(49,786)	(61,395)
Purchase of treasury stock	(22,731)	(22,372)
Dividends paid	(14,342)	(13,278)
Other financing activity	(2,395)	(4,115)

Net cash used in financing activities	(46,467)	(41,968)

Effect of exchange rate changes on cash and cash equivalents	328	(6,842)

Net increase in cash and cash equivalents	4,690	2,360
Cash and cash equivalents at beginning of period	24,654	23,505
Cash and cash equivalents at end of period	$29,344	$25,865

Supplemental Information Three Months Ended December 31,	2017	2016

Dividends paid per share	$0.33	$0.30